Exhibit 99.1

Press Release

Contacts:	Investor Relations	Media Relations
	Bonnie Mott	Margo Westfall
	Ikanos Communications	Ikanos Communications
	510-438-5360	510-438-6276
	bmott@ikanos.com	mwestfall@ikanos.com

Ikanos Communications Reports Record Revenue for the Fourth Quarter 2009

Webcast and Slides Accessible on Ikanos Website

Recent Highlights:

•	Reported Record Revenue for the Fourth Quarter

•	Non-GAAP Net Income of $1.5M, Non-GAAP EPS of $0.03

•	Company Expands Development and Partners to Address Wired and Wireless Broadband Market Opportunities

FREMONT, Calif., February 8, 2010 — Ikanos Communications, Inc. (NASDAQ: IKAN), a leading provider of advanced broadband semiconductor and software products for the digital home, today reported its financial results for the fourth quarter and fiscal year ended January 3, 2010.

“Ikanos delivered record revenue and returned to profitability on a non-GAAP basis in the fourth quarter,” said Michael Gulett, president and CEO of Ikanos. “We completed our first full quarter since the acquisition of the Conexant broadband business and effectively executed our business plan. We grew and diversified our revenue base across multiple regions, customers and product lines, we consolidated development efforts and reduced operating expenses, and we were able to begin redirecting engineering investments towards new markets for future growth.”

Financial Highlights:

Revenue for the fourth quarter of 2009 was $58.2 million compared with revenue of $29.3 million for the third quarter of 2009 and revenue of $22.8 million for the year ago period. Revenue for the year ended January 3, 2010 was $130.7 million compared with the $106.5 million reported for the year ended December 28, 2008.

Ikanos reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP) and additionally on a non-GAAP basis. Non-GAAP net income (loss), where applicable, excludes the income statement effects of stock-based compensation, restructuring charges and certain expenses resulting from acquisitions such as transaction-related expenses, amortization of intangible assets, asset impairments, investment impairments, one time severance expenses, fair value adjustment of the acquired inventory, in-process research and development charges and gain on sale of securities. Ikanos has provided these measures because management believes these additional non-GAAP measures are useful to investors for performing financial analysis as these additional measures highlight Ikanos’ recurring operating results. Ikanos’ management uses these non-GAAP measures internally to evaluate its operating performance and to plan for its future. However, non-GAAP measures are not a substitute for GAAP reporting. For a reconciliation of GAAP versus non-GAAP financial information, please see the attached schedules.

GAAP net loss for the fourth quarter of 2009 was $9.1 million, or $0.17 per share, on 53.9 million weighted average shares. This compares with a net loss of $15.5 million, or $0.40 per share, on 38.8 million weighted average shares in the third quarter of 2009 and with a net loss of $5.7 million, or $0.20 per share, on 28.9 million weighted average shares in the fourth quarter of 2008.

Non-GAAP net income for the fourth quarter of 2009 was $1.5 million, or $0.03 per diluted share, on 56.1 million weighted average shares. This compares with non-GAAP net loss of $4.5 million, or $0.12 per share, in the third quarter of fiscal 2009, and with a non-GAAP net loss of $2.4 million, or $0.08 per share, in the fourth quarter of 2008.

GAAP net loss for the year ended January 3, 2010 was $37.1 million, or $0.97 per share, on 38.1 million weighted average shares. This compares with a net loss of $41.1 million, or $1.41 per share, on 29.1 million weighted average shares for the year ago period.

Non-GAAP net loss for the year ended January 3, 2010 was $8.5 million, or $0.22 per share, compared with non-GAAP net loss of $3.0 million, or $0.10 per share, for the year ago period. Weighted average shares used in computing non-GAAP net loss per share were 38.1 million in 2009 and 29.1 million in 2008.

Recent Highlights:

•

Ikanos and picoChip — a leading provider of femtocell technology products that enable new types of cellular communications service — are making possible single box multiservice gateways that support the integration of smart mobile devices into the home network. These products will enable improved cellular coverage and will enhance the mobile broadband experience with the delivery of rich media content, such as video to the wireless handset. Sagemcom, one of Europe’s leading developers of advanced broadband communications equipment, has selected the Ikanos and picoChip-based femtocell/xDSL gateway for worldwide deployments.

•

Ikanos and Aricent™, a global innovation, technology and service company focused exclusively on communications, introduced a production-ready platform for advanced next-generation broadband access products. This combination creates a unified product for addressing WiMAX and Long Term Evolution (LTE) functionality and building advanced wireless broadband access devices including mobile broadband routers (MBR) and femtocell base stations.

•

Teracom Ltd. has selected the Ikanos Solos communications processor as the core of its high-performance integrated access devices (IADs). These products will be used to extend advanced wireless, voice and data services to millions of consumers throughout India, and other countries in the region. Teracom counts some of the most demanding carriers in the region as customers, including the largest, Bharat Sanchar Nigam Ltd. (BSNL).

Outlook:

•	Revenue is expected to be between $54.0 million and $58.0 million for the first quarter of 2010.

•

Non-GAAP gross margins are expected to be between 44% and 46% in the first quarter of 2010. GAAP gross margins in the first quarter of 2010 will be lower than non-GAAP gross margins, as they will include amortization of acquisition-related intangibles of approximately $1.5 million and the amortization of the fair-value of acquired inventory of approximately $1.5 million.

•

Non-GAAP operating expenses are expected to be in the range of $23.0 to $24.0 million in the first quarter of 2010. GAAP operating expenses in the first quarter of 2010 will be higher than non-GAAP operating expenses, as they will include amortization of acquisition-related intangibles of $0.9 million, charges related to stock-based compensation expense in accordance with FAS 123(R) of $0.9 to $1.1 million and restructuring charges of $1.4 to $1.6 million. On February 2, 2010, the Company’s Board of Directors approved a restructuring plan, consisting of the consolidation and rebalancing of its workforce and the closure of a small research and development location. The restructuring charges consist of estimated severance expenses of $1.2 to $1.4 million and facility exit costs of approximately $0.2 million.

Fourth Quarter and Fiscal Year 2009 Conference Call:

Management will review the fourth quarter and fiscal year 2009 financial results and its expectations for subsequent periods at a conference call on February 8, 2010 at 2:00 p.m. Pacific Time. To listen to the call and view the accompanying presentation, please visit http://www.ikanos.com/investor/webcasts/ and click on the link provided for the webcast or dial 706-902-1343 and enter pass code 53689862. The webcast will be archived and available through February 15, 2010 at http://www.ikanos.com/investor/webcasts/ or by calling 706-645-9291 and enter pass code 53689862.

About Ikanos Communications, Inc.

Ikanos Communications, Inc. (NASDAQ: IKAN) is a leading provider of advanced broadband semiconductor and software products for the digital home. The company’s broadband DSL, communications processors and other offerings power access infrastructure and customer premises equipment for many of the world’s leading network equipment manufacturers and telecommunications service providers. For more information, visit www.ikanos.com.

© 2010 Ikanos Communications, Inc. All Rights Reserved. Ikanos Communications, Ikanos, the Ikanos logo, the Bandwidth without boundaries tagline, Fusiv, Fx, and FxS, iQV and Ikanos Velocity are among the trademarks or registered trademarks of Ikanos Communications. All other trademarks mentioned herein are properties of their respective holders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document contains forward-looking statements that are subject to risks and uncertainties concerning Ikanos Communications, including statements regarding the expected revenue for the first quarter of 2010, expected gross margins for the first quarter of 2010, expected operating expenses for the first quarter of 2010, engineering investments in PON and wired home networking technologies, and new product deployments with picoChip, Aricent, and Teracom Ltd.. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, but are not limited to effects of the on-going worldwide economic recession on our customers’ purchasing plans, our ability to deliver full production releases of our newer products and the acceptance of those products our customers, the continued demand by telecommunications service providers for ADSL and VDSL semiconductor products, the failure of service providers to implement deployment plans on schedule or at all, our continued ability to obtain and deliver production volumes of new and current products and technologies, our ability to generate demand and close transactions for the sale of our products, our ability to develop commercially successful products as a result of our current research and development programs, and unexpected future costs, expenses and financing requirements. In addition, for a more extensive discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Ikanos’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other reports that Ikanos files from time to time with the Securities and Exchange Commission. Ikanos is under no obligation to update these forward-looking statements to reflect events or circumstances subsequent to date of this press release.

# # #

IKANOS COMMUNICATIONS, INC.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Year Ended
	January 3, 2010	December 28, 2008	January 3, 2010	December 28, 2008
Revenue	$58,191	$22,775	$130,688	$106,505
Cost of revenue	40,590	13,562	85,019	61,827

Gross profit	17,601	9,213	45,669	44,678

Operating expenses:
Research and development	18,061	9,715	49,805	43,231
Selling, general and administrative	9,679	5,541	30,974	25,823
Asset impairments	—	—	2,460	12,496
Restructuring charges	290	—	1,338	—

Total operating expenses	28,030	15,256	84,577	81,550

Loss from operations	(10,429)	(6,043)	(38,908)	(36,872)
Investment gain (impairment)	1,238	—	1,238	(6,166)
Interest income, net	124	476	727	2,145

Loss before income taxes	(9,067)	(5,567)	(36,943)	(40,893)
Provision for income taxes	47	123	158	220

Net loss	$(9,114)	$(5,690)	$(37,101)	$(41,113)

Basic and diluted net loss per share	$(0.17)	$(0.20)	$(0.97)	$(1.41)

Weighted average number of shares	53,883	28,917	38,098	29,084

IKANOS COMMUNICATIONS, INC.

Unaudited reconciliation of GAAP to Non-GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended January 3, 2010				Three Months Ended December 28, 2008
	As Reported	Non-GAAP Adjustments		Non-GAAP	As Reported	Non-GAAP Adjustments		Non-GAAP
Revenue	$58,191	$—		$58,191	$22,775	$—		$22,775
Cost of revenue	40,590	(104	)(a)	32,693	13,562	(75	)(a)	12,387
	—	(1,803	)(b)	—	—	(763	)(b)	—
	—	(5,990	)(c)	—	—	(337	)(c)	—

Gross profit	17,601	(7,897)		25,498	9,213	(1,175)		10,388

Operating expenses:
Research and development	18,061	(947	)(a)	17,114	9,715	(1,031	)(a)	8,684
Selling, general and administrative	9,679	(449	)(a)	6,924	5,541	(734	)(a)	4,436
	—	(2,306	)(b)	—	—	(371	)(b)	—
Restructuring charges	290	(290	)(d)	—	—	—		—

Total operating expenses	28,030	(3,992)		24,038	15,256	(2,136)		13,120

Loss from operations	(10,429)	11,889		1,460	(6,043)	3,311		(2,732)
Investment gain	1,238	(1,238	)(e)	—	—	—		—
Interest income and other, net	124			124	476	—		476

Loss before income taxes	(9,067)	10,651		1,584	(5,567)	3,311		(2,256)
Provision for income taxes	47	—		47	123	—		123

Net income (loss)	$(9,114)	$10,651		$1,537	$(5,690)	$3,311		$(2,379)

Net income (loss) per share:
Basic	$(0.17)			$0.03	$(0.20)			$(0.08)
Diluted	$(0.17)			$0.03	$(0.20)			$(0.08)
Weighted average outstanding shares:
Basic	53,883			53,883	28,917			28,917
Diluted	53,883			56,058	28,917			28,917

Notes:

	Three Months Ended
	January 3, 2010	December 28, 2008
(a) Stock-based compensation	$1,500	$1,840
(b) Amortization of acquired intangible assets	4,109	1,134
(c) Fair-value adjustment of acquired inventory	5,990	337
(d) Restructuring charges	290	—
(e) Gain on sale of securities	(1,238)	—

Total non-GAAP adjustments	$10,651	$3,311

IKANOS COMMUNICATIONS, INC.

Unaudited reconciliation of GAAP to Non-GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended January 3, 2010				Year Ended December 28, 2008
	As Reported	Non-GAAP Adjustments		Non-GAAP	As Reported	Non-GAAP Adjustments		Non-GAAP
Revenue	$130,688	$—		$130,688	$106,505	$—		$106,505
Cost of revenue	85,019	(313	)(a)	72,950	61,827	(305	)(a)	56,215
	—	(4,275	)(b)	—	—	(3,507	)(b)	—
	—	(7,481	)(c)	—	—	(1,800	)(c)	—

Gross profit	45,669	(12,069)		57,738	44,678	(5,612)		50,290

Operating expenses:
Research and development	49,805	(3,261	)(a)	46,094	43,231	(5,258	)(a)	37,186
	—	(450	)(d)	—	—	(375	)(b)	—
	—	—		—	—	(102	)(h)	—
	—	—		—	—	(310	)(e)	—
Selling, general and administrative	30,974	(2,346	)(a)	20,707	25,823	(4,923	)(a)	17,998
	—	(3,932	)(b)	—	—	(2,270	)(b)	—
	—	(3,989	)(d)	—	—	(632	)(h)	—
Asset impairments	2,460	(2,460	)(e)	—	12,496	(12,496	)(e)	—
Restructuring charges	1,338	(1,338	)(f)	—	—	—		—

Total operating expenses	84,577	(17,776)		66,801	81,550	(26,366)		55,184

Loss from operations	(38,908)	29,845		(9,063)	(36,872)	31,978		(4,894)
Investment gain (impairment)	1,238	(1,238	)(g)	—	(6,166)	6,166	(g)	—
Interest income and other, net	727			727	2,145	—		2,145

Loss before income taxes	(36,943)	28,607		(8,336)	(40,893)	38,144		(2,749)
Provision for income taxes	158	—		158	220	—		220

Net loss	$(37,101)	$28,607		$(8,494)	$(41,113)	$38,144		$(2,969)

Net loss per share:
Basic	$(0.97)			$(0.22)	$(1.41)			$(0.10)
Diluted	$(0.97)			$(0.22)	$(1.41)			$(0.10)
Weighted average outstanding shares:
Basic	38,098			38,098	29,084			29,084
Diluted	38,098			38,098	29,084			29,084

Notes:

	Year Ended
	January 3, 2010	December 28, 2008

(a) Stock-based compensation	$5,920	$10,486
(b) Amortization of acquired intangible assets	8,207	6,152
(c) Fair-value adjustment of acquired inventory	7,481	1,800
(d) Transaction-related expenses	4,439	—
(e) Impairments of assets and in-process R&D	2,460	12,806
(f) Restructuring charges	1,338	—
(g) Investment (gain) impairment	(1,238)	6,166
(h) Severance	—	734

Total non-GAAP adjustments	$28,607	$38,144

IKANOS COMMUNICATIONS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	January 3, 2010	December 28, 2008
Assets
Current assets:
Cash, cash equivalents and short-term investments	$27,540	$63,339
Accounts receivable, net	34,995	12,360
Inventory	35,050	12,489
Prepaid expenses and other current assets	2,155	1,744

Total current assets	99,740	89,932
Property and equipment, net	7,502	9,597
Intangible assets, net	25,359	6,290
Goodwill	8,633	—
Other assets	1,766	1,614

	$143,000	$107,433

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,641	$9,237
Accrued liabilities	17,050	8,680

Total current liabilities	43,691	17,917
Other liabilities	2,193	—

Total liabilities	45,884	17,917
Stockholders’ equity	97,116	89,516

	$143,000	$107,433